Exhibit 4.7

THIRD SUPPLEMENTAL INDENTURE

among

UNIVAR INC.

as Issuer

THE GUARANTORS LISTED ON SIGNATURE PAGES HEREOF

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

November 15, 2010

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is entered into as of November 15, 2010 among Univar Holdco Canada LLC, a Delaware limited liability company and Univar Holdco Canada III LLC, a Delaware limited liability company (the “New Guarantors” and each, a “New Guarantor”), Univar Inc., a Delaware corporation (the “Issuer”), the Guarantors listed on the signature pages hereof and Wells Fargo Bank, National Association, a national banking association (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Trustee entered into the Indenture, dated as of October 11, 2007 (as amended by the First Supplemental Indenture, dated as of October 19, 2007, and the Second Supplemental Indenture, dated as of September 20, 2010, as amended, and as may be further amended, supplemented or modified from time to time, the “Indenture”), relating to the Issuer’s 12% Senior Subordinated Notes due 2017 (the “Securities”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Securities by the Holders, the Issuer agreed pursuant to the Indenture to cause any newly acquired or created Domestic Subsidiaries to provide Security Guarantees, except in certain circumstances;

WHEREAS, each of the New Guarantors is a Restricted Subsidiary of the Issuer and is a guarantor under a Credit Facility and each is therefore required to become a guarantor of the Securities pursuant to the terms of the Indenture;

WHEREAS, pursuant to Section 4.11 of the Indenture, each Restricted Subsidiary that is required to become a guarantor shall do so by executing and delivering to the Trustee a supplemental indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Guarantors and the Trustee are permitted to execute and deliver this Third Supplemental Indenture to amend the Indenture, without the consent of any Holder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Third Supplemental Indenture hereby agree as follows:

Section 1. Capitalized teams used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Third Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article XI thereof.

Section 3. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of laws.

Section 4. This Third Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Third Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Third Supplemental Indenture will henceforth be read together.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

UNIVAR HOLDCO CANADA LLC
as Guarantor

By:
Name:	Douglas R. Drew
Title:

UNIVAR HOLDCO CANADA III LLC as Guarantor

By:
Name:	Douglas R. Drew
Title:

[Third Supplemental Indenture]

UNIVAR INC.
as Issuer

By:
Name:	Douglas R. Drew
Title:

CHEMPOINT.COM, INC. as Guarantor

By:
Name:	Douglas R. Drew
Title:

UNIVAR USA INC. as Guarantor

By:
Name:	Douglas R. Drew
Title:

[Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:
Name:	Lynn M. Steiner
Vice President

[Third Supplemental Indenture]